EXHIBIT 99.11
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                         LAS VEGAS SANDS CORP. REPORTS
                           FIRST QUARTER 2008 RESULTS

        QUARTERLY NET REVENUE INCREASES 71.8% AND REACHES $1.08 BILLION

    CONSOLIDATED ADJUSTED PROPERTY EBITDAR INCREASES 34.4% TO $288.3 MILLION


LAS VEGAS, NV (APRIL 30, 2008)--Las Vegas Sands Corp. (NYSE:LVS), today reported financial results for the quarter ended March 31, 2008.

COMPANY-WIDE OPERATING RESULTS

Net revenue for the first quarter of 2008 increased 71.8% to $1.08 billion, compared to $628.2 million in the first quarter of 2007. Consolidated adjusted property EBITDAR in the first quarter of 2008 was $288.3 million, an increase of 34.4%, compared to $214.4 million in the year-ago quarter. On a GAAP (Generally Accepted Accounting Principles) basis, operating income was $96.6 million versus operating income of $131.0 million in the first quarter of 2007. The decrease in operating income of $34.4 million reflects increases in operating costs as we expand our infrastructure to execute our global growth plans, depreciation and amortization expense, and pre-opening expense related to our preparations for the opening of the Four Seasons Macao and other properties which will open in the future in Macao, Singapore, and the United States.

Adjusted net income (excluding loss on disposal of assets, pre-opening expense, development expense, and loss on early retirement of debt) was $23.6 million, or adjusted earnings per diluted share of $0.07, compared to $114.6 million, or adjusted earnings per diluted share of $0.32, in the first quarter of 2007. The decrease in adjusted net income of $91.0 million was driven principally by the increased operating costs mentioned above and increases in net interest expense and depreciation and amortization expense. On a GAAP basis, net loss in the first quarter of 2008 was $11.2 million, or $0.03 per diluted share, compared to net income of $90.9 million, or $0.26 per diluted share, in the first quarter of 2007. The decrease in GAAP net income of $102.1 million was principally driven by the increases in operating costs, depreciation and amortization expense, pre-opening expense, and net interest expense mentioned above.



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

FIRST QUARTER HIGHLIGHTS

William P. Weidner, president and COO stated, "While we remain pleased with our progress in the steady execution of our global growth strategy, our first quarter operating results reflect both an intensely competitive operating environment in Macao as well as a weaker economic environment here in the United States. In Asia, our efforts to transform Macao into Asia's premier business and leisure destination continue to move ahead. The strong and consistent visitation to the Cotai Strip's anchor property, The Venetian Macao, and the solid early performance of the property's hotel, retail, and group meeting businesses, reflect that we are continuing to deliver on the fundamental goal and commitment we share with the people of Macao - the transformation of Macao into Asia's premier business and leisure destination. The recent announcements by the government of Macao regarding gaming regulation appear to be consistent with that vision and support our conviction that the execution of our Cotai Strip development strategy will deliver significant economic benefits to Macao and the entire region, as well as industry-leading returns to our shareholders. In Las Vegas, despite a more challenging economic environment, The Venetian delivered solid results, and we opened The Palazzo, completing our master plan of the largest integrated destination resort in the world. We have now set the stage for strong growth and industry-leading returns in the Las Vegas market for years to come."

Weidner continued, "Since opening eight months ago, we have now welcomed more than 14 million guests from around the region to Asia's first integrated destination resort, The Venetian Macao. Both business and leisure visitors have contributed to strong hotel rate and solid occupancy statistics, reflecting the appeal of our product offering and the significant interest from around the region in the world-class amenities of our integrated resort. Our corporate meeting and convention businesses, although hindered somewhat by a lack of transportation infrastructure, are enjoying significant amounts of repeat business. Our entertainment offerings have been well received throughout the region, driving significant visitation to Macao. Our mass gaming volumes continue to grow and are the largest of any single property in Macao today, reflecting the popularity and acceptance of our product offering to this important market segment. While our VIP gaming volumes were down sequentially due to the increasingly competitive environment that has developed in this market segment over the last few months, we have taken actions that we believe will enable us to grow both our share of the market and our cash flow generated from this segment of our business in the future. We remain confident that the world-class product offerings of The Venetian Macao, together with our continuing investments along the remainder of the Cotai Strip, will allow us to deliver industry-leading returns and superior financial performance.

"Our construction, design and development work on each of our other six sites on the Cotai Strip has continued to progress, with our second Cotai Strip property, the Four Seasons Macao, which is adjacent to The Venetian Macao, scheduled to open this summer.

"In Las Vegas, our properties performed well in a somewhat weaker economic environment, delivering solid gaming volumes and REVPAR. After a soft opening last December 30th, The Palazzo has had a steady ramp of additional amenities added to its product offerings. Looking ahead, as its full complement of hotel suite, retail dining and entertainment amenities finish coming on-line, we expect this breathtaking 3,066-suite hotel, together with The Venetian and the Sands Expo and Convention Center, to provide an ideal platform for growth in Las Vegas in the years ahead," said Weidner.


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


LAS VEGAS FIRST QUARTER OPERATING RESULTS

Adjusted property EBITDAR for our Las Vegas operations increased 9.3% to $122.6 million in the first quarter of 2008, compared to $112.1 million in the first quarter of 2007. On a GAAP basis, operating income for our Las Vegas operations decreased 36.4% to $57.4 million, compared to $90.3 million in the 2007 period. The increase in adjusted property EBITDAR was principally driven by the opening of The Palazzo. The decrease in operating income was driven principally by the increase in depreciation and amortization expense of $31.4 million compared to the quarter one year ago, which is principally related to the opening of The Palazzo.

Las Vegas operations' table games drop was $456.6 million in the first quarter of 2008 versus $353.1 million during the first quarter of 2007, an increase of 29.3%. Slot machine handle (volume) increased 38.7% to $816.2 million in the first quarter of 2008, compared to $588.4 million during the first quarter of 2007. The increases in table games drop and slot handle were principally driven by the expansion of gaming capacity at The Palazzo. Table games win percentage (calculated before discounts) was 25.3% in the first quarter of 2008, compared to 29.1% in the first quarter of last year. This compares to our expected range of 20% to 22%. Slot win percentage (calculated before slot club cash incentives) was 6.0% in the first quarter of 2008, the same as in the first quarter last year. Casino revenues for Las Vegas operations were $147.8 million in the first quarter of 2008, compared to $119.6 million a year ago.

Las Vegas operations' hotel revenues increased 41.7% to $136.2 million versus $96.1 million in the first quarter of 2007. The increase in hotel revenues was principally due to the opening of The Palazzo.

The Venetian Las Vegas' average daily rate (ADR) was $274, down slightly compared to $276 in the first quarter of 2007. The Venetian's occupancy of available guestrooms decreased to 91.1% during the first quarter of 2008, down from 98.8% during the prior year period. Revenue per available room (REVPAR) at the Venetian decreased 8.4% to $250 in the 2008 period, compared to $273 in the first quarter of 2007. In its' first quarter of operation, The Palazzo's ADR was $244, while occupancy of available guestrooms was 79.1%, generating REVPAR of $193.

Food and beverage revenues for Las Vegas operations increased to $55.9 million in the first quarter of 2008, compared to $39.8 million in the 2007 period, an increase of 40.5%. Retail and other operating revenues were $41.2 million in the quarter, compared to $41.3 million in the first quarter last year.

"After a soft opening on December 30th, The Palazzo added amenities throughout the quarter, including the opening of The Shoppes at the Palazzo, featuring Barneys New York, which debuted in January, as well as more than a dozen restaurants, many featuring James Beard Award-winning chefs. As its full suite of features and amenities continue to ramp, including the Tony award-winning Broadway sensation Jersey Boys, which recently opened for previews and will formally take occupancy of its custom-built theatre in The Palazzo on Saturday May 3rd, we expect The Palazzo's operations to continue to build momentum throughout the year.

"The Palazzo, together with the comprehensively renovated Venetian Las Vegas and Sands Expo and Convention Center, now comprise the largest integrated resort and convention destination in the world, with approximately 7,100 all-suite rooms, 2.3 million square feet of meeting, convention and exhibition space, and world-class dining, retail, and entertainment amenities. We expect the significant back-of-house and other operating efficiencies that have been resident in our master plan for the combined complex since its inception to deliver industry-leading operating margins. We believe our integrated Las Vegas facilities will provide an excellent platform for profitable growth and industry-leading returns in the years ahead."

SANDS MACAO FIRST QUARTER OPERATING RESULTS

At the Sands Macao, first quarter 2008 Rolling Chip volume decreased 18.2% to $5.61 billion, compared to $6.86 billion in the first quarter of 2007, while table games drop (the Non-Rolling Chip segment) was $723.6 million in the first quarter of 2008, compared to $1.04 billion in the first quarter of 2007. The Sands' Rolling Chip table games win percentage (calculated before discounts and


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

commissions) was 2.54%, while Non-Rolling Chip table games win percentage came in at 20.1% in the first quarter of 2008. These results compare to our expected Rolling Chip table games win percentage (calculated before discounts and commissions) of 3.0% and Non-Rolling Chip table games win percentage of 18% to 20%. The Sands' slot handle (volume) for the first quarter of 2008 was $253.5 million, representing a 14.7% decrease versus $297.1 million in the first quarter of 2007.

First quarter casino revenues decreased 23.6% to $264.4 million versus $346.1 million in the 2007 period. The decreased revenues were principally driven by lower Rolling Chip volume, a lower table games win percentage on Rolling Chip play (2.54% in the 2008 quarter) compared to the same quarter last year (2.78% in the 2007 quarter), and lower Non-Rolling Chip table games drop. Principally as a result of the decreased casino revenues described above, the Sands Macao adjusted property EBITDAR decreased to $65.6 million in the first quarter of 2008, compared to $102.3 million in the first quarter of 2007. Operating income on a GAAP basis for the Sands Macao decreased to $49.6 million for the first quarter of 2008, compared to $90.6 million in last year's first quarter.

Weidner stated, "While the results of the Sands Macao clearly reflect the increasingly competitive environment on the Macao peninsula, we remain pleased with both the competitive resilience and the long-term market positioning of the Sands. The introduction of high-quality competitive product, including The Venetian Macao on the Cotai Strip, has been significant in the last year, but will slow dramatically from this point forward, particularly on the Macao Peninsula. In the face of this competition, the Sands continues to generate strong cash flow and market-leading cash-on-cash returns. While admittedly down year over year, both our VIP and mass volumes reflect healthy play, and our visitation statistics remain strong. Looking ahead, we expect to further reduce the cost structure at the Sands Macao as we allocate our human resources more efficiently across the larger asset and revenue base of The Venetian Macao, the Four Seasons Macao, and additional properties on the Cotai Strip. Our new 238-room hotel tower has been well received in the marketplace and has expanded the Sands' product offering to include nearly 300 suites. This luxurious suite inventory, together with additional meeting rooms, our 650-seat theatre, and our penthouse-floor gaming club, will enable the Sands Macao to offer a complete Macao peninsula product set, in the peninsula's most convenient location, for years to come."

VENETIAN MACAO FIRST QUARTER OPERATING RESULTS

In the property's second full quarter of operation, Rolling Chip volume at The Venetian Macao was $8.71 billion, while Non-Rolling Chip table games drop was $880.1 million. Casino revenues for the quarter were $383.3 million.

The Non-Rolling Chip table games win percentage was 19.5% in the first quarter of 2008, while Rolling Chip table games win percentage (calculated before discounts and commissions) was 2.96%. These results compare to our expected Non-Rolling Chip table games win percentage of 18% to 20%, and Rolling Chip table games win percentage (calculated before discounts and commissions) of 3.0%.

Slot handle (volume) for the first quarter of 2008 was $372.9 million. Slot win percentage was 8.5%.

Hotel revenues during the quarter were $47.7 million. The Venetian Macao's ADR was $232 while the occupancy per available guest rooms was 78.6%, generating REVPAR of $183.

Retail and other operating revenues were $32.9 million. Food and beverage revenues were $14.6 million.


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

Adjusted property EBITDAR for The Venetian Macao was $110.3 million in the first quarter of 2008. On a GAAP basis, first quarter operating income for The Venetian Macao was $56.8 million.

Weidner added, "In The Venetian Macao's second full quarter of operation, we experienced strong visitation, healthy ADR and occupancy statistics, additional progress in our corporate and group meetings business, solid retail sales figures and healthy Non-Rolling Chip gaming volumes. We have now welcomed over 14 million people to The Venetian Macao since opening our doors last August, illustrating the broad appeal of our market-leading investments in Asia's first integrated resort.

"Looking ahead, our ongoing investments in Macao's transportation infrastructure will continue to drive visitation and improve the customer experience for Macao's visitors. We expect our CotaiJet ferry service, which is operated by our partner Cotai Chu Kong Shipping Management Services Co., Ltd., to be expanded in the months ahead. Over time, we expect to offer regional ferry service into Taipa's temporary Pac-On ferry terminal with more frequency and on a 24 hours per day, seven days per week basis. The expansion of this service, which carries passengers from Hong Kong's Shun Tak ferry terminal directly to Taipa and the adjacent Cotai Strip, should enhance the customer experience for visitors to Macao, particularly for customers who are attending multiple day conventions and exhibitions, or evening entertainment events. Ongoing investments in Macao's transportation infrastructure, including expanded ferry services, local and regional busing programs, and aviation services should not only expand the number of visitors to Macao and the Cotai Strip and improve the customer experience of visitors to the region, but also provide opportunities for important new customers with high discretionary incomes from around the region to visit the market for the first time. These new visitors and first-time customers will allow us to drive increases in both gaming and non-gaming revenue and operating income yield per visitor, and we expect our additional integrated resorts on the Cotai Strip to enhance and drive this strategy in the future," said Weidner.

OTHER FACTORS AFFECTING EARNINGS

Pre-opening expenses related principally to the opening of the Four Seasons Macao, Marina Bay Sands in Singapore, Sands Bethworks in Bethlehem, Pennsylvania, and other resorts on the Cotai Strip were $26.6 million in the first quarter of 2008, compared to $22.5 million in the first quarter of 2007.

Development expenses related to our efforts in the People's Republic of China, the wider Asian region, Europe, the United States and elsewhere were $5.9 million in the first quarter of 2008, compared to $2.3 million in the first quarter of 2007.

Depreciation and amortization expense was $113.4 million in the first quarter of 2008, compared to $31.2 million in the first quarter of 2007. The increase was principally driven by increases in depreciation expense related to the openings of The Venetian Macao and The Palazzo.

Interest expense, net of amounts capitalized, was $114.7 million for the first quarter of 2008, compared to $34.6 million during the first quarter of 2007. The increase is primarily the result of increased borrowings to support the company's growth pipeline and current and future development, including borrowings related to the company's $5.0 billion domestic credit facility, the $3.3 billion credit facility to support our developments in Macao, as well as borrowings related to the SGD5.44 billion (approximately $3.94 billion at exchange rates in effect as of March 31, 2008) credit facility to support the development of Marina Bay Sands in Singapore. Capitalized interest was $30.6 million during the first quarter of 2008, compared to $46.8 million during the first quarter of 2007.

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Stock-based compensation expense was $9.8 million in the first quarter of 2008, compared to $4.4 million in the first quarter of 2007.

Other income, which is principally composed of foreign currency translation gains, was $8.1 million in the first quarter of 2008, compared to other expense of $7.0 million in the first quarter of 2007.

The company's projected effective tax rate for the full year 2008 is approximately 6.2%, which is lower than the United States federal statutory rate of 35% due principally to a zero effective tax rate on our Macao gaming income.

BALANCE SHEET ITEMS

Unrestricted cash balances as of March 31, 2008, stood at $855.4 million while restricted cash balances were $454.4 million. Of the restricted cash balances, $100.1 million is restricted for Macao-related construction and $324.6 million is restricted for construction of Marina Bay Sands in Singapore.

As of March 31, 2008, total debt outstanding, including the current portion, was $8.37 billion.

CAPITAL EXPENDITURES AND OTHER ACTIVITIES

Capital expenditures during the first quarter of 2008 totaled $943.5 million. This includes construction and development activities of $471.4 million in Macao, $219.9 million at The Palazzo and The Shoppes at The Palazzo, $173.3 million in Singapore, $38.5 million at Sands Bethworks, $13.1 million at The Venetian Las Vegas and the Sands Expo and Convention Center in Las Vegas, and $27.3 million for corporate and other activities.

CONCLUDING COMMENTS

Weidner concluded, "While we are clearly pleased with the positive reception that the people of Macao, Hong Kong, the People's Republic of China and the wider Asian region have given The Venetian Macao, as well as the recent announcement by the Macao government of the outline for the future development of the gaming industry in Macao in support of destination resorts, we realize we remain in the early stages of fulfilling our promise to Macao. The opening of The Venetian Macao and, later this year, the opening of the Four Seasons Macao, are only the initial steps in delivering on our commitment to lead the transformation of Macao into Asia's premier destination resort, and the leading host for tradeshows and conventions in the region. We have much work ahead of us as we continue to partner with Macao to realize the vision of transforming Macao into Asia's premier business and leisure destination.

"Elsewhere, our track record of execution in the development and operation of convention-based integrated destination resorts positions us to execute on our currently announced projects and to develop, identify and utilize our market-leading position to win additional growth opportunities worldwide.

"In Singapore, we continue to make steady progress on construction and other development activities of the Marina Bay Sands, which remains on track for an opening in late 2009. We currently have an average of more than 2,500 workers on site, with work progressing on a 24/7 basis. The Marina Bay Sands will feature approximately 2,700 hotel rooms, approximately 1.2 million square feet of flexible meetings, incentive, convention, food and beverage, and exhibition space, more than 750,000 square feet of retail space, three large entertainment venues, and gaming space, which will include our high-end Paiza Club(TM).


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"In Bethlehem,  Pennsylvania we continue to advance our construction activities on Sands Bethworks. Erection of the casino steel began on schedule in February with approximately 60% of the structure now completed. The concrete foundations for both the parking garage and retail mall have been completed and the garage steel erection has now begun. The 124-acre integrated destination resort, located on the site of the former Bethlehem Steel plant, is on the I-78 corridor in eastern Pennsylvania, with 17.2 million people, including the lucrative northern New Jersey and New York metropolitan markets, residing within a 75-mile radius. The property will feature in its first phase a hotel, retail space, 5,000 slot machines, a multipurpose event center, and a variety of dining and entertainment options. The resort will also be home to the National Museum of Industrial History, an arts and cultural center, and the broadcast home of the local PBS affiliate."


                                      ###

CONFERENCE CALL INFORMATION
The company will hold a conference call to discuss the company's results on Wednesday, April 30, 2008 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Interested parties are invited to join the call by dialing (888) 713-4205 and using the access code 87036260. International callers, please dial (617) 213-4862 and use the same access code. The conference call will also be available through a live audio webcast at WWW.LASVEGASSANDS.COM (click on Investor Relations). A telephone replay will be available at (888) 286-8010 and
(617) 801-6888, access code 71955593, from April 30, 2008, at approximately 3:30 p.m. Pacific Time (6:30 p.m. Eastern Time) through May 7, 2008.


FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, competition, new ventures, substantial leverage and debt service, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, gaming junket operators, risks relating to our Macao gaming concession, infrastructure in Macao and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

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ABOUT LAS VEGAS SANDS CORP.

ABOUT LAS VEGAS SANDS CORP.

        Las Vegas Sands Corp. (NYSE: LVS) is the leading international developer of multi-use integrated resorts.

        The Las Vegas, Nevada-based company owns and operates The Venetian Resort-Hotel-Casino, The Palazzo Resort-Hotel-Casino and the Sands Expo and Convention Center in Las Vegas, as well as the Sands Macao and The Venetian Macao in the People's Republic of China (PRC) Special Administrative Region of Macao. The company is currently constructing two additional integrated resorts:
Sands Bethworks(TM) in Bethlehem, Pennsylvania, and the Marina Bay Sands(TM) in Singapore.


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


        LVS is also creating the Cotai Strip(TM), a master-planned development of resort-casino properties in Macao. Additionally, the company is working with the Zhuhai Municipal People's Government of the PRC to master-plan the development of a leisure resort and convention complex on Hengqin Island in the PRC.


CONTACTS:

Investment Community:         Scott Henry       (702) 733-5502
Media:                        Ron Reese         (702) 414-3607


LAS VEGAS SANDS
FIRST QUARTER 2008 RESULTS
NON-GAAP RECONCILIATIONS

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Within the  company's  first  quarter  2008 press  release,  the company  makes reference  to certain  non-GAAP  financial  measures  including  "adjusted  net
income",   "adjusted  earnings  per  diluted  share",  "adjusted  EBITDA",  and
"adjusted property EBITDAR". Whenever such information is presented, the company has complied with the provisions of the rules under Regulation G and
Item 2.02 of Form 8-K. The specific reasons why the company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Las Vegas Sands Corp.'s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.
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Adjusted  net income  and  adjusted  earnings  per  diluted  share in the first quarter of 2008 exclude loss on disposal of assets, pre-opening expense, development expense, and loss on early retirement of debt. Adjusted net income and adjusted earnings per diluted share in the first quarter of 2007 exclude loss on disposal of assets, pre-opening expense, and development expense. Reconciliations of GAAP net income (loss) and GAAP earnings (loss) per diluted share to adjusted net income and adjusted earnings per diluted share are included in the financial schedules accompanying this release.

Adjusted EBITDA consists of operating income (loss) before depreciation and amortization, gain or loss on disposal of assets, pre-opening expense, development expense, and stock-based compensation. Adjusted property EBITDAR consists of operating income (loss) before depreciation and amortization, gain or loss on disposal of assets, pre-opening expense, development expense, stock-based compensation, corporate expense, and rental expense. Reconciliations of GAAP operating income (loss) and GAAP net income to adjusted EBITDA and adjusted property EBITDAR are included in the financial schedules accompanying this release.

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

                                                                   Three Months Ended
                                                                       March 31,
                                                             2008                   2007
                                                         ------------          -------------
Revenues:
  Casino                                                 $    795,441          $     465,734
  Rooms                                                       190,689                 97,868
  Food and beverage                                            83,240                 54,359
  Retail                                                       31,333                  2,694
  Other                                                        47,525                 40,352
                                                         ------------          -------------
                                                            1,148,228                661,007

  Less - Promotional allowances                               (69,205)               (32,789)
                                                         ------------          -------------
                                                            1,079,023                628,218
                                                         ------------          -------------

Operating Costs and Expenses:
  Resort operations                                           796,841                415,772
  Rental expense                                                9,064                  6,708
  Corporate expense                                            25,537                 18,519
  Pre-opening expense                                          26,590                 22,457
  Development expense                                           5,892                  2,346
  Depreciation and amortization                               113,413                 31,232
  Loss on disposal of assets                                    5,121                    178
                                                         ------------          -------------
                                                              982,458                497,212
                                                         ------------          -------------


  Operating income                                             96,565                131,006


  Interest income                                               5,465                 12,664
  Interest expense, net of amounts capitalized               (114,700)               (34,612)
  Other income (expense)                                        8,099                 (7,033)
  Loss on early retirement of debt                             (3,989)                    -
                                                         ------------          -------------


Income (loss) before income taxes                              (8,560)               102,025


Provision for income taxes                                     (2,674)               (11,111)
                                                         ------------          -------------

Net income (loss)                                        $    (11,234)         $      90,914
                                                         ============          =============


Basic earnings (loss) per share                          $      (0.03)         $        0.26
Diluted earnings (loss) per share                        $      (0.03)         $        0.26

Weighted average shares outstanding
  Basic                                                    355,274,537           354,613,724
  Diluted                                                  355,274,537           356,114,292

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure - Adjusted Net Income and Earnings Per Share
(In thousands, except share and per share data)
(Unaudited)

                                                              Three Months Ended
                                                                    March 31,
                                                           2008                 2007
                                                       ------------         ------------
Net income (loss)                                      $    (11,234)        $     90,914


Loss on disposal of assets, net                               3,657                  119
Pre-opening expense, net                                     22,990               21,507
Development expense, net                                      4,171                2,057
Loss on early retirement of debt, net                         3,989                    -
                                                       ------------         ------------
Adjusted net income                                    $     23,573         $    114,597
                                                       ============         ============


Per diluted share of common stock:
Net income (loss)                                      $      (0.03)        $        0.26


Loss on disposal of assets, net                                0.01                    -
Pre-opening expense, net                                       0.07                  0.06
Development expense, net                                       0.01                    -
Loss on early retirement of debt, net                          0.01                    -
                                                       ------------         ------------
Adjusted earnings per diluted share                    $       0.07         $       0.32
                                                       ============         ============

Weighted average diluted shares outstanding             356,056,927          356,114,292


-----------------



Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Net Revenues by Resort
(In thousands)
(Unaudited)

                                                             Three Months Ended
                                                                   March 31,
                                                           2008                 2007
                                                       -----------          -----------
Las Vegas Operations                                   $   351,573          $   277,844
Sands Macao                                                268,250              350,374
The Venetian Macao                                         455,741                    -
Other Asia                                                   3,459                    -
                                                       -----------          -----------
                                                       $ 1,079,023          $   628,218
                                                       ===========          ===========

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)


The following are reconciliations of Operating Income to Adjusted EBITDA and Adjusted Property EBITDAR


                                                                 Three Months Ended March 31, 2008

                                                                                   (1)
                                                   (Gain)                         Stock-
                                    Depreciation  Loss on     Pre-                Based                                   Adjusted
                        Operating       and       Disposal  Opening  Development Compen-  Adjusted  Corporate   Rental    Property
                       Income(Loss) Amortization of Assets  Expense    Expense    sation    EBITDA    Expense   Expense    EBITDAR
                       ------------ ------------ --------- --------- ----------- ------- ---------- ----------  -------- ----------
Sands Macao             $  49,556    $  13,483    $ 1,038  $    132   $     -    $1,056   $ 65,265    $     -    $  353    $ 65,618

The Venetian Macao         56,839       46,578         38     3,808         -     1,048    108,311          -     2,024     110,335
                        ---------    ---------    -------  --------   -------    ------   --------    -------    ------    --------
   Macao Operating
     Properties           106,395       60,061      1,076     3,940         -     2,104    173,576          -     2,377     175,953
Las Vegas Operating
     Properties            57,411       49,349      4,184     5,825         -     3,323    120,092          -     2,469     122,561
                        ---------    ---------    -------  --------   -------    ------   --------    -------    ------    --------

   Property Operations    163,806      109,410      5,260     9,765         -     5,427    293,668          -     4,846     298,514

Other Asia (2)            (13,090)       1,532       (139)        -       792       643    (10,262)         -         -     (10,262)

Other development         (26,447)         304          -    16,825     5,100         -     (4,218)         -     4,218           -

Corporate                 (27,704)       2,167          -         -         -         -    (25,537)    25,537         -           -
                        ---------    ---------    -------  --------   -------    ------   --------    -------    ------    --------

                        $  96,565    $ 113,413    $ 5,121  $ 26,590   $ 5,892    $6,070   $253,651    $25,537    $9,064    $288,252
                        =========    =========    =======  ========   =======    ======   ========    =======    ======    ========

                                                                 Three Months Ended March 31, 2007

                                                                                   (1)
                                                   (Gain)                         Stock-
                                    Depreciation  Loss on     Pre-                Based                                   Adjusted
                        Operating       and       Disposal  Opening  Development Compen-  Adjusted  Corporate   Rental    Property
                       Income(Loss) Amortization of Assets  Expense    Expense    sation    EBITDA    Expense   Expense    EBITDAR
                       ------------ ------------ --------- --------- ----------- ------- ---------- ----------  -------- ----------
Sands Macao            $  90,563     $ 10,796     $    9    $      -   $     -   $  573   $101,941    $     -    $  355   $102,296

The Venetian Las Vegas    90,320       17,992        168         103         -    1,379    109,962          -     2,140    112,102
                       ---------     --------     ------    --------   -------   ------   --------    -------    ------   --------

   Property Operations   180,883       28,788        177         103         -    1,952    211,903          -     2,495    214,398

Other development        (30,631)       1,717          1      22,354     2,346        -     (4,213)         -     4,213          -

Corporate                (19,246)         727          -           -         -        -    (18,519)    18,519         -          -
                       ---------     --------     ------    --------   -------   ------   --------    -------    ------   --------
                       $ 131,006     $ 31,232     $  178    $ 22,457   $ 2,346   $1,952   $189,171    $18,519    $6,708   $214,398
                       =========     ========     ======    ========   =======   ======   ========    =======    ======   ========

(1) The Company recorded $9.8 million and $4.4 million of stock-based compensation expense during the three months ended March 31, 2008 and 2007, respectively, of which $3.3 million and $1.7 million, respectively, is included in corporate expense and $0.4 million and $0.7 million, respectively, is included in pre-opening and development expense on our condensed consolidated statements of operations.

(2)  Primarily includes the results of operations for Cotai Waterjets.

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)


The following is a reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted Property EBITDAR:

                                                             Three Months Ended
                                                                   March 31,
                                                           2008                 2007
                                                       -----------           ----------
Net Income (loss)                                      $   (11,234)          $   90,914
  Add (deduct) :

     Provision for income taxes                              2,674               11,111
     Other (income) expense                                 (8,099)               7,033
     Interest income                                        (5,465)             (12,664)
     Interest expense, net of amounts capitalized          114,700               34,612
     Loss on early retirement of debt                        3,989                    -
     Depreciation and amortization                         113,413               31,232
     Loss on disposal of assets                              5,121                  178
     Pre-opening expense                                    26,590               22,457
     Development expense                                     5,892                2,346
     Stock-based compensation (1)                            6,070                1,952
                                                       -----------           ----------


Adjusted EBITDA                                            253,651              189,171

  Add :
     Rental expense                                          9,064                6,708
     Corporate expense                                      25,537               18,519
                                                       -----------           ----------


Adjusted Property EBITDAR                              $   288,252           $  214,398
                                                       ===========           ==========

---------------

(1)  See prior page

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(Unaudited)

                                                      Three Months Ended
                                                           March 31,
                                                     2008              2007
                                                  ----------        ----------
Room Statistics:
  The Venetian Las Vegas:
    Occupancy %                                         91.1%             98.8%
    Average daily room rate (ADR) (1)            $       274       $       276
    Revenue per available room (REVPAR) (2)      $       250       $       273

  The Palazzo:
     Occupancy %                                        79.1%              N/A
     Average daily room rate (ADR) (1)           $       244               N/A
     Revenue per available room (REVPAR) (2)     $       193               N/A

  Sands Macao:
     Occupancy %                                        97.5%             97.5%
     Average daily room rate (ADR) (1)           $       278       $       400
     Revenue per available room (REVPAR) (2)     $       271       $       390

  The Venetian Macao:
     Occupancy %                                        78.6%              N/A
     Average daily room rate (ADR) (1)           $       232               N/A
     Revenue per available room (REVPAR) (2)     $       183               N/A

Other Information:
  The Venetian Las Vegas:
     Table games win per unit per day (3)        $     6,604       $     8,366
     Slot machine win per unit per day (4)       $       193       $       233
     Average number of table games                       130               136
     Average number of slot machines                   1,669              1,694

  The Palazzo:
     Table games win per unit per day (3)        $     3,236               N/A
     Slot machine win per unit per day (4)       $       154               N/A
     Average number of table games                       128               N/A
     Average number of slot machines                   1,390               N/A

  Sands Macao:
     Table games win per unit per day (3)        $     5,058       $     5,421
     Slot machine win per unit per day (4)       $       173       $       153
     Average number of table games                       626               787
     Average number of slot machines                   1,344             1,571

  The Venetian Macao:
     Table games win per unit per day (3)        $     5,840               N/A
     Slot machine win per unit per day (4)       $       130               N/A
     Average number of table games                       808               N/A
     Average number of slot machines                   2,662               N/A


(1) ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(2) REVPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by total rooms available.

(3) Table games win per unit per day is shown before discounts and commissions.

(4) Slot machine win per unit per day is shown before deducting cost for slot points.